EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION RECEIVES NOTICE OF DELISTING FROM

AMERICAN STOCK EXCHANGE

Company Will Appeal to Listing Qualifications Panel

Redwood City, CA – October 17, 2003. Ampex Corporation (Amex:AXC) today announced that it has received notice from the American Stock Exchange that it intends to proceed with removal of the Company’s Common Stock from listing and registration on the Exchange. The Amex has permitted the Company’s Common Stock to be listed pursuant to a waiver of certain quantitative listing requirements, which expired with the filing of its June 30, 2003 financial statements on Form 10-Q. The Amex determined that the Company was not in compliance with the requirement that it maintain more than $4 million of stockholders’ equity as it has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years.

Ampex has been afforded an opportunity to appeal the decision and to present its reasons in support of continued listing, and it is expected to do so shortly. Pending the resolution of the appeal, the stock will continue to be listed on the American Stock Exchange.

In the event that the Company’s Common Stock is delisted from the Amex, the Company expects that its shares will be eligible for quotation on the OTC Bulletin Board, where they were traded prior to the Amex listing. The Company believes that this would allow holders an adequate opportunity to trade their Common Shares in the future.

Ampex Corporation, www.Ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant interest expenses; its sales and royalty forecasts for future periods not being attained; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2002 Annual Report on Form 10-K filed with the SEC, its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003 filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.